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INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Registration Statement of Quicksilver Resources, Inc. on Form S-4 of our report dated October 2, 1998 on the balance sheet of Quicksilver Resources, Inc. as of January 1, 1998, appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the incorporation by reference in this Registration Statement of Quicksilver Resources, Inc. on Form S-4 of our report dated March 25, 1998, appearing in the Annual Report on Form 10-K of MSR Exploration Ltd. for the year ended December 31, 1997.

We also consent to the reference to us under the heading "Experts" in such Prospectus.


/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP
Fort Worth, Texas
November 2, 1998